Exhibit 99.1

First Foundation Bank Appoints Stuart Bernstein as Chief Banking Officer

IRVINE, CA--(BUSINESS WIRE)-- First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), is pleased to announce the appointment of Stuart Bernstein as Executive Vice President, Chief Banking Officer of FFB, effective August 11, 2025. In this role, Mr. Bernstein will oversee FFB’s consumer services, business banking, and private client strategy.

“We are pleased to welcome Stuart to First Foundation’s executive leadership team,” said Thomas C. Shafer, CEO of First Foundation Inc. “His extensive experience leading multi-billion-dollar banking operations, along with a consistent focus on talent development and client engagement, makes him ideally suited to drive the next phase of our banking evolution.”

Mr. Bernstein brings over 25 years of leadership experience across consumer banking, wealth management, and lending. Most recently, he served as Head of Branch and Private Client at Santander Bank, where he led a network of 500 branches across eight states, managed over $40 billion in deposits and $15 billion in client assets, and directed teams spanning financial advisory, mortgage, and private client channels.

“There’s no easing in. I’m joining a team that’s navigating change with purpose, and I’m here to accelerate that momentum from day one,” said Mr. Bernstein.

Prior to Santander, Mr. Bernstein spent over a decade at MUFG Union Bank, serving in executive roles including Head of Private Banking and Investment Sales, Head of Residential Lending, and Head of Branch and Private Banking. His responsibilities included leading high-performing teams, launching digital banking initiatives, and managing portfolios exceeding $35 billion. He began his career at Wells Fargo and Bank of America in regional and national leadership roles. Mr. Bernstein holds a Bachelor of Arts from the University of Southern California and is a graduate of the Pacific Coast Banking School at the University of Washington.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn.

Media Contact:
Colin Kapp, Director of Marketing
ckapp@ff-inc.com | (949) 202-4100